UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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PolyMedix, Inc.

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This filing consists of a letter that was distributed to stockholders of PolyMedix, Inc. along with the definitive proxy statement materials filed with the Securities and Exchange Commission on April 10, 2008 in connection with the PolyMedix, Inc. 2008 Annual Meeting.

170 N. Radnor-Chester Road, Suite 300, Radnor, PA 19087       484-598-2400
April 15, 2008
Dear PolyMedix Stockholder,
Thank you for your continued support of PolyMedix. Your investment has allowed us to continue to advance our drug development programs and work toward building fundamental value. I am writing to you today to update you on our progress, and to invite you to attend our annual stockholders’ meeting.
I am pleased to tell you that in 2007 we made significant progress in both our antibiotic and heptagonist drug development programs. We are now poised to achieve the important milestone we have been working towards since the formation of PolyMedix: the shortly upcoming initiation of clinical trials for both our antibiotic PMX-30063 and heptagonist PMX-60056.
The recent stories in the press over the past months regarding outbreaks of drug resistant Staph (MRSA) infections serve as an ominous reminder of the growing problem of drug resistant bacterial infections. In 2007, we selected PMX-30063 as the antibiotic clinical compound, for which we plan to soon initiate clinical studies this quarter. We believe PMX-30063 is unique among antibiotics in being the only small molecule mimetic of host defense proteins being developed for systemic use. Because it attacks bacteria with a biophysical, rather than a biochemical, mechanism of action, we believe it is unlikely that resistance will readily develop. To the best of PolyMedix’s knowledge, we are the only company currently working on antibiotic drugs of this nature. With bacterial infections currently ranking as the fourth leading cause of death in the U.S., and one of the fastest growing causes of death (700% increase over the past ten years), we believe PMX-30063 represents a significant market opportunity and addresses a major medical need.
In 2007, we selected PMX-60056 as the heptagonist clinical development candidate. In 2007, we also formed an extensive and important collaboration with Loyola University Medical Center to compliment our own drug development activities, and advanced a new and potentially important clinical use for PMX-60056: reversal of Low Molecular Weight Heparins. Clinical studies have shown that there may be up to a 20% overall bleeding rate associated with LMWH usage, and a 1%-4% rate of major bleeding episodes. No clinically effective antidote for the LMWHs is available. We believe that PMX-60056 will be the first pharmaceutical agent developed for reversal of the bleeding complications of LMWHs, a problem which affects millions of patients each year.
2007 and the first quarter of 2008 were and continue to be extremely difficult times in the life sciences capital markets. All drug companies, large and small alike, have experienced challenging financing and equity valuation pressures. Nonetheless, we obtained $3.25 million in financing in December in a registered direct offering working with Rodman & Renshaw, which will help support our drug development activities.
To reaffirm our dedication to continually improving patient, physician, and investor communications, in early 2008 we launched a new and improved website with more detailed information relating to our activities. The new website also contains a “What’s New at PolyMedix” feature. We hope you enjoy our new website and find the new communications initiatives useful and helpful for keeping you informed regarding our developments. We hope you will visit this website often to read of our latest developments.
Drug development is a multifaceted, complicated process of continuously interpreting complex experimental results and refining paths for development. We are relentlessly committed to meeting our goals of cost effective and rapid commercialization of our drug candidates into successful products. I believe that our results to date demonstrate this intense commitment to skillful, resourceful, and efficient management of our programs. We believe this will be the most important year for PolyMedix since the formation of the company, with our planned proof of concept clinical trials. With your continued support, and the additional financings we hope and need to do in the future, we intend to succeed.
I would like to cordially invite you to attend our annual stockholders meeting, to be held on Thursday May 22, at 9:00 a.m. at the Radnor Hotel, Lancaster Avenue, Radnor, Pennsylvania. I look forward to this opportunity to meet and talk with you.
As part of our annual meeting, enclosed you will find proxy materials, which give you, as a stockholder of PolyMedix, the opportunity to express your opinion and vote on several issues. I urge you to review these materials carefully. Please bring them with you to the annual meeting, or, if you do not plan to attend, please return them to us with your votes. You are the owners of PolyMedix, we work for you, and your votes are important in guiding how we build and operate PolyMedix.
Please feel free to contact me anytime if you have any questions or if I can be of any assistance. I can be reached at 484-598-2330, or by e-mail at nlandekic@polymedix.com. You may also reach my assistant Lona Cornish at 484-598-2340 or e-mail at lcornish@polymedix.com, or Ed Smith, our Chief Financial Officer, at 484-598-2332 and esmith@polymedix.com.
Thank you again for your continued interest and support.
Sincerely yours,
Nicholas Landekic
President & Chief Executive Officer
This letter contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. PolyMedix has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends” and similar expressions. Among other things, there can be no assurance that PolyMedix’s compounds will enter or successfully complete clinical testing or be granted regulatory approval to be sold and marketed in the Unites States or elsewhere. A more complete description of these risks, uncertainties and assumptions is included in PolyMedix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. PolyMedix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this letter or to reflect the occurrence of unanticipated events.